Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE SERIES A PARTICIPATING PREFERRED STOCK OF

AVIAT NETWORKS, INC.

Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware

Aviat Networks, Inc., a Delaware corporation (the “Company”), certifies as follows:

1. The Amended and Restated Certificate of Incorporation, as amended (the “Charter”), of the Company authorizes the issuance of 1,000,000 shares of preferred stock, par value $0.01 per share, of the Company designated as Series A Junior Participating Preferred Stock (the “Existing Series A Preferred Stock”).

2. Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

RESOLVED: That no shares of the Existing Series A Preferred Stock are outstanding.

RESOLVED FURTHER: That all matters set forth in the Charter with respect to the Existing Series A Preferred Stock are eliminated from the Charter.

RESOLVED FURTHER: That the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, the Secretary or any Senior Vice President or Assistant Secretary of the Company are, and each of them hereby is, authorized and directed to prepare and file a Certificate of Elimination (the “Certificate of Elimination”) in accordance with the foregoing resolution and the provisions of the DGCL and to take such other actions as they may deem necessary or appropriate to carry out the intent and purpose of the foregoing resolutions.

RESOLVED FURTHER: That the foregoing persons are authorized and directed, for and in the name of and on behalf of the Company, to execute and file the Certificate of Elimination with the Secretary of State of the State of Delaware, whereupon all matters with respect to the Existing Series A Preferred Stock shall be eliminated from the Charter and the shares of the Existing Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Company.

3. Pursuant to the provisions of Section 151(g) of the DGCL, all references to the Existing Series A Preferred Stock in the Charter are hereby eliminated, and the shares that were designated the Existing Series A Preferred Stock are hereby returned to the status of authorized but unissued shares of preferred stock of the Company.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed on its behalf by its duly authorized officer on this __ day of September, 2016.

AVIAT NETWORKS, INC.

By:	/s/ Ralph S. Marimon
	Name:	Ralph S. Marimon
	Title:	Senior Vice President and Chief Financial Officer